--------------------------------------------------------------------------------
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                            SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                      1934
                               (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]Preliminary Proxy Statement

[_]Confidential, for Use of the Commission Only (as permitted by Rule 14a-
6(e)(2))

[X]Definitive Proxy Statement

[_]Definitive Additional Materials

[_]Soliciting Materials Pursuant to Section 240.14a-11(a) or Section 240.14a-12

                        CSG Systems International, Inc.
                (Name of Registrant as Specified in its Charter)

    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box:

[X]No fee required.

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1)Title of each class of securities to which transaction applies:
    -------------------------------------------------------------------------

  (2)Aggregate number of securities to which transaction applies:
    -------------------------------------------------------------------------

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
    -------------------------------------------------------------------------

  (4)Proposed maximum aggregate value of transaction:
    -------------------------------------------------------------------------

  (5)Total fee paid:
    -------------------------------------------------------------------------

[_Fee]paid previously with preliminary materials.

[_Check]box if any part of the fee is offset as provided by Exchange Act Rule
  0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1)Amount Previously Paid:
    -------------------------------------------------------------------------

  (2)Form, Schedule, or Registration Statement No.:
    -------------------------------------------------------------------------

  (3)Filing Party:
    -------------------------------------------------------------------------

  (4)Date Filed:
    -------------------------------------------------------------------------

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

                         [COMPANY LOGO APPEARS HERE]

                        CSG Systems International, Inc.
                    7887 East Belleview Avenue, Suite 1000
                           Englewood, Colorado 80111

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 20, 1999

                               ----------------

  The Annual Meeting of Stockholders of CSG Systems International, Inc. (the "Company") will be held at the office of the Company, 7887 East Belleview Avenue, Suite 1000, Englewood, Colorado, on Thursday, May 20, 1999, at 8:30 a.m., for the following purposes:

    1. To elect two Class II Directors.

    2. To consider and vote on a proposed amendment of the Company's 1996 Stock Incentive Plan which will increase by 3,000,000 the number of shares of Common Stock of the Company available for issuance under such Plan.

    3. To transact such other business as properly may come before the meeting or any adjournments thereof.

  The Board of Directors fixed the close of business on March 22, 1999, as the record date for determining the stockholders of the Company who are entitled to notice of and to vote at the meeting or any adjournment thereof.

  All stockholders are cordially invited to attend the meeting.

                                          By Order of the Board of Directors,
                                          /s/ Joseph T. Ruble
                                          Secretary

March 24, 1999

  REGARDLESS OF WHETHER YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE ENCLOSED ENVELOPE IS MAILED IN THE UNITED STATES. THE PROXY WILL NOT BE USED IF YOU ATTEND THE MEETING IN PERSON AND SO REQUEST.

                        CSG Systems International, Inc.
                    7887 East Belleview Avenue, Suite 1000
                           Englewood, Colorado 80111

                               ----------------

                                PROXY STATEMENT

                               ----------------

                        ANNUAL MEETING OF STOCKHOLDERS

                                 May 20, 1999

  This Proxy Statement is furnished by the Board of Directors (the "Board") of CSG Systems International, Inc. (the "Company") in connection with the Board's solicitation of proxies for use at the annual meeting of stockholders of the Company (the "Annual Meeting") to be held at the office of the Company, 7887 East Belleview Avenue, Suite 1000, Englewood, Colorado, on Thursday, May 20, 1999, at 8:30 a.m., and at any adjournments of the Annual Meeting. All proxies will be voted in accordance with the instructions contained therein; if no choice is specified, the proxies will be voted in favor of the director nominees named in this Proxy Statement and in favor of the proposed amendment of the Company's 1996 Stock Incentive Plan which will increase by 3,000,000 the number of shares of Common Stock of the Company available for issuance under such Plan. A stockholder may revoke a proxy at any time before it is exercised either by giving written notice to that effect to the Secretary of the Company, by delivering to the Company a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

  The Board of Directors fixed the close of business on March 22, 1999, as the record date for determining the stockholders of the Company who are entitled to notice of and to vote at the Annual Meeting. At the close of business on March 22, 1999, there were outstanding and entitled to vote at the Annual Meeting 51,613,808 shares of Common Stock of the Company, par value $.01 per share ("Common Stock"). Each share is entitled to one vote.

  The Company will bear all costs of this solicitation of proxies. In addition to solicitations by mail, the Company's directors, officers and regular employees, without additional remuneration, and their appointed agents may solicit proxies in person or by telephone, facsimile or other means. The Company will request brokers, custodians and fiduciaries to forward proxy soliciting material to the owners of stock held in their names. The Company will reimburse banks and brokers for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy material.

  The Company is mailing its Annual Report to stockholders for the year ended December 31, 1998, with this Proxy Statement and the accompanying proxy on or about April 12, 1999.

Quorum and Votes Required

  A majority of the shares of Common Stock outstanding on the record date is required to be present or represented by proxy at the Annual Meeting in order to have the quorum necessary to take action at the Annual Meeting. Assuming that a quorum is present at the Annual Meeting, the two nominees for election as directors who receive the greatest number of votes cast in the election of directors will be elected as directors. Approval of the proposed amendment of the Company's 1996 Stock Incentive Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy at the Annual Meeting and entitled to vote on such matter.

  Votes cast in person or by proxy at the Annual Meeting will be tabulated by the inspector appointed for the Annual Meeting. The inspector will treat abstentions as Common Stock that is present and entitled to vote for purposes of determining the presence of a quorum but as not voted for purposes of determining the approval of any matter submitted to stockholders for a vote. Abstentions will have no effect in the election of directors but will have the effect of a "no" vote with respect to other matters voted upon. If a broker indicates on a proxy that such broker does not have discretionary authority to vote on a particular matter as to certain Common Stock, then such shares will not be counted in determining the number of votes required for approval; however, such "broker non-votes" will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

                     BENEFICIAL OWNERSHIP OF COMMON STOCK

  The first table below sets forth each person known by the Company to own beneficially more than 5% of the outstanding Common Stock as of January 31, 1999, except as otherwise indicated. The second table below sets forth to the Company's knowledge the beneficial ownership of Common Stock by each director, nominee and executive officer of the Company, individually, and by all directors and executive officers of the Company as a group, as of January 31, 1999, except as otherwise indicated. All share amounts have been adjusted to reflect the 2-for-1 split of the Company's Common Stock which became effective through the payment of a 100% stock dividend on March 5, 1999.

Principal Stockholders

                                             Shares of Common     Percentage
                                                  Stock            of Common
Name and Address of Beneficial Owner        Beneficially Owned Stock Outstanding
------------------------------------        ------------------ -----------------
AMVESCAP PLC (1)...........................     4,059,600             7.9%
 11 Devonshire Square
 London EC2M 4YR
 England

Neal C. Hansen (2).........................     3,219,076             6.2%
 7887 East Belleview Avenue, Suite 1000
 Englewood, Colorado 80111

--------
(1) Beneficial ownership is as of December 31, 1998. AMVESCAP PLC has filed with the Securities and Exchange Commission (the "SEC") an amended
     Schedule 13G dated February 8, 1999, stating that AMVESCAP PLC and its subsidiaries AVZ, Inc., AIM Management Group, Inc., AMVESCAP Group Services, Inc., INVESCO, Inc., INVESCO North American Holdings, Inc., INVESCO Capital Management, Inc., INVESCO Funds Group, Inc., INVESCO Management & Research, Inc., INVESCO Realty Advisers, Inc. and INVESCO
     (NY) Asset Management, Inc. have shared voting power and shared dispositive power with respect to all of these shares.
(2) Includes 169,800 shares subject to currently exercisable options and 4,900 shares subject to options which are exercisable within 60 days after January 31, 1999. Also includes 1,260,000 shares owned by Hansen Partnership, Ltd., of which Mr. Hansen is General Partner, and 102,408 shares owned by Mr. Hansen's spouse. Mr. Hansen disclaims beneficial ownership of the shares owned by his spouse and, except to the extent of his pecuniary interest therein, the shares owned by Hansen Partnership, Ltd.

Directors and Executive Officers

                                                                 Percentage
                                      Shares of Common Stock      of Common
Name of Beneficial Owner             Beneficially Owned(1)(2) Stock Outstanding
------------------------             ------------------------ -----------------
George F. Haddix...................         2,092,640(3)(4)          4.1%
Neal C. Hansen.....................         3,219,076(5)             6.2%
Royce J. Holland...................            16,000                  *
Edward C. Nafus....................             6,000                  *
Janice Obuchowski..................             8,160                  *
Gregory A. Parker..................           104,700(4)               *
John P. Pogge......................           379,900(4)               *
Bernard W. Reznicek................            19,000                  *
Rockwell A. Schnabel(6)............           246,518                  *
Frank V. Sica......................           249,682                  *
All directors and executive
 officers as a group (10 persons)..         6,341,676               12.2%

--------
 *  Less than 1% of the outstanding Common Stock.
(1)  Includes 169,800, 16,000, 8,000, 58,700, 87,100, 16,000, 8,000, 8,000,
     and 371,600 shares subject to currently exercisable options which are held by Mr. Hansen, Mr. Holland, Ms. Obuchowski, Mr. Parker, Mr. Pogge, Mr. Reznicek, Mr. Schnabel and Mr. Sica and all directors and executive officers as a group, respectively.
(2) Includes 4,900, 4,000, 12,800, and 21,700 shares subject to options which are held by Mr. Hansen, Mr. Parker, Mr. Pogge and all directors and executive officers as a group, respectively, and are exercisable within 60 days after January 31, 1999.
(3) Includes 30,000 shares owned by a charitable organization of which Dr. Haddix is a trustee. Dr. Haddix disclaims beneficial ownership of such 30,000 shares.
(4) Includes 42,800, 24,000 and 88,000 shares which were purchased by Dr. Haddix and Messrs. Parker and Pogge, respectively, pursuant to stock purchase agreements with the Company and which remain subject to a stock repurchase option on the part of the Company, effective upon termination of services as an employee of or a consultant to the Company. The shares are released from the repurchase option in equal increments over a five-year period; 80% of Dr. Haddix's shares and 60% of Messrs. Parker's and Pogge's shares originally purchased have been released from the repurchase option as of January 31, 1999.
(5) Includes 1,260,000 shares owned by Hansen Partnership, Ltd., of which Mr. Hansen is General Partner, and 102,408 shares owned by Mr. Hansen's spouse. Mr. Hansen disclaims beneficial ownership of the shares owned by his spouse and, except to the extent of his pecuniary interest therein, the shares owned by Hansen Partnership, Ltd.
(6) Mr. Schnabel is a Co-Chairman of Trident Capital, Inc. Trident Capital, L.P. owns 4,428 shares, and Trident Administrator, N.V. owns 4,090 shares. Trident Capital, L.P. and Trident Administrator, N.V. are affiliates of Trident Capital, Inc., and Mr. Schnabel may be deemed to be the beneficial owner of such shares, which are not included in the numbers shown in this table. Except to the extent of his pecuniary interest therein, Mr. Schnabel disclaims beneficial ownership of such 8,518 shares.

                             ELECTION OF DIRECTORS

  The Board of Directors is divided into three classes consisting of three Class I directors, two Class II directors and three Class III directors, who will serve until the annual meetings of stockholders of the Company to be held in 1999, 2000 and 2001, respectively, and until their respective successors are elected and qualified. Two Class II directors will be elected at the Annual Meeting to serve for a three-year term expiring at the annual meeting of stockholders to be held in 2002.

  Unless the proxy is marked otherwise, the persons named in the accompanying proxy will vote to elect Messrs. Holland and Reznicek as Class II directors. The proxy may not be voted for more than two directors. If a nominee is unable to serve, then the person acting under the proxy may vote the proxy for the election of a substitute nominee. The Company does not presently contemplate that either nominee will be unable to serve.

  The following information relates to the Board's nominees for election at the Annual Meeting and to the other directors whose terms of office will continue after the Annual Meeting:

Nominees for Class II Directors With Terms Expiring in 2002:

Royce J. Holland                                            Director since 1997

  Mr. Holland, 50, was elected to the Company's Board of Directors in January 1997. Mr. Holland has been Chairman and Chief Executive Officer of Allegiance Telecom, Inc., a provider of telecommunications services, since March 1997. Mr. Holland served as President and Chief Operating Officer of MFS Communications Company, Inc., a competitive local exchange carrier, from 1990 until the acquisition of MFS by WorldCom, Inc. at the end of 1996. Mr. Holland also is a director of Allegiance Telecom, Inc.

Bernard W. Reznicek                                         Director since 1997

  Mr. Reznicek, 62, was elected to the Company's Board of Directors in January 1997. Mr. Reznicek has served as National Director of Utility Marketing for Central States Indemnity Company of Omaha, a Berkshire Hathaway company, since January 1997. Mr. Reznicek was Dean of the College of Business Administration at Creighton University from 1994 to 1996. Previously, Mr. Reznicek was Chairman (1992-94) and Chief Executive Officer (1990-94) of Boston Edison Company, an electric utility company. Mr. Reznicek also is a director of CalEnergy Company, Inc., Stone & Webster, Incorporated, The Guarantee Life Companies, Inc., and State Street Corporation.

Class I Directors With Terms Expiring in 2001:

Janice I. Obuchowski                                        Director since 1997

  Ms. Obuchowski, 47, was elected to the Company's Board of Directors in November 1997. Ms. Obuchowski has been President of Freedom Technologies, Inc., a provider of telecommunications research and consulting services, since 1992. From 1995 to June 1998, Ms. Obuchowski also was an Executive Vice President of NextWave Telecom, Inc., a provider of wireless communications services. On December 23, 1998, NextWave Telecom, Inc. filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code; subsidiaries of NextWave Telecom, Inc. filed similar petitions on June 8, 1998. Ms. Obuchowski served as Assistant Secretary for Communications and Information for the Department of Commerce and Administrator for the National Telecommunications and Information Administration during the Bush Administration. Ms. Obuchowski also is a director of Orbital Sciences Corporation.

John P. Pogge                                               Director since 1997

  Mr. Pogge, 45, joined the Company in 1995 and has been President and Chief Operating Officer of the Company since September 1997. Prior to that time, he was an Executive Vice President of the Company and General Manager, Business Units. From 1991 to 1995, Mr. Pogge was Vice President, Corporate Development, of US WEST, Inc. He was elected to the Company's Board of Directors in September 1997.

Rockwell A. Schnabel                                        Director since 1994

  Mr. Schnabel, 62, has served as a director of the Company since its inception in 1994. Mr. Schnabel has been a Co-Chairman of Trident Capital, Inc. since 1993. He served as the Acting Secretary of Commerce and the Deputy Secretary of Commerce during the Bush Administration and was the U.S. Ambassador to Finland from 1985 to 1989. From 1965 to 1983, Mr. Schnabel served in various positions, including president of Bateman, Eichler, Hill, Richards Group (Everen Securities), a member of the New York Stock Exchange. Mr. Schnabel also is a director of Cyprus Amax Minerals Company and International Game Technology.

Class III Directors With Terms Expiring in 2000:

George F. Haddix, Ph.D.                                     Director since 1994

  Dr. Haddix, 60, is a co-founder of the Company and was the President and Chief Technical Officer of the Company from its inception in 1994 until September 1997. Dr. Haddix currently is a private investor and, since his retirement as an employee of the Company at the end of 1997, has served as a consultant to the Company with respect to its technical management and administration. From 1991 until founding the Company, Dr. Haddix was a private investor. From 1989 to 1991, Dr. Haddix was a General Partner in Hansen, Haddix and Associates, a partnership which provided advisory management services to suppliers of software products and services. From 1987 to 1988, Dr. Haddix served as President and Chief Executive Officer of US WEST Network Systems, Inc. Dr. Haddix received a Ph.D. in Mathematics from Iowa State University in 1968 and has served on the faculties of three universities. Dr. Haddix also is a director of infoUSA, Inc.

Neal C. Hansen                                              Director since 1994

  Mr. Hansen, 58, is a co-founder of the Company and has been the Chairman of the Board and Chief Executive Officer of the Company since its inception in 1994. From 1991 until founding the Company, Mr. Hansen served as a consultant to several software companies, including First Data Corporation ("FDC"). From 1989 to 1991, Mr. Hansen was a General Partner in Hansen, Haddix and Associates, a partnership which provided advisory management services to suppliers of software products and services. From 1983 to 1989, Mr. Hansen was Chairman and Chief Executive Officer of US WEST Applied Communications, Inc. and President of US WEST Data Systems Group. From 1971 to 1983, Mr. Hansen served in a variety of executive positions with FDC and in 1982 was responsible for the development of FDC's cable television processing division, which was acquired by the Company in 1994.

Frank V. Sica                                               Director since 1994

  Mr. Sica, 48, has served as a director of the Company since its inception in 1994. Mr. Sica has been a Managing Director of Soros Fund Management Company since May 1998. He was a Managing Director of Morgan Stanley & Co. Incorporated from 1988 to March 31, 1998, and had been employed by Morgan Stanley & Co. Incorporated since 1981, originally in the Mergers and Acquisition Department, and from 1988 to March 31, 1998, in the Merchant Banking Division. Mr. Sica also is a director of Kohl's Corporation, Emmis Broadcasting Corporation, and Outboard Marine Corp.

  John P. Pogge, President of the Company, and Gregory A. Parker, Chief Financial Officer of the Company, are brothers-in-law. There are no other family relationships between any of the directors or officers. There are no arrangements between any director or officer and any other person pursuant to which such person was selected as a director or officer.

  The Board of Directors has a standing Audit Committee, composed of Ms. Obuchowski and Messrs. Schnabel (Chairman), Holland and Reznicek. The Audit Committee held four meetings during the year ended December 31, 1998. The Committee's functions are to recommend to the Board of Directors the firm to be appointed as the Company's independent accountants, to review and approve the scope of the Company's annual audit, to review the audit report and recommendations to management of the Company's independent accountants, to consult with the Company's independent accountants concerning the Company's financial controls, accounting procedures, and internal auditing functions, and to consider and review such other matters relating to the financial and accounting affairs of the Company as the Committee may deem appropriate.

  The Board of Directors has a standing Compensation Committee, composed of Messrs. Sica (Chairman), Holland and Schnabel, which held five meetings and acted by written consent on four other occasions during the year ended December 31, 1998. The Committee's functions are to provide oversight with respect to the compensation and benefit policies, plans and programs of the Company for the executive officers of the Company and, to the extent not otherwise determined by contract or formal plan, to review and recommend to the Board of Directors salaries, bonuses and other benefits and compensation for the executive officers of the Company. The Committee also is responsible for the administration of and the granting of stock options, stock purchase rights and other awards under the Company's 1995 Incentive Stock Plan, 1996 Stock Incentive Plan and 1996 Employee Stock Purchase Plan.

  The Company does not have a nominating committee.

  During the year ended December 31, 1998, the Board of Directors held six meetings. During the period of their service on the Board of Directors, all directors except Messrs. Holland and Schnabel attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees on which they serve.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers (as defined in the applicable regulations) and directors, and persons who own more than 10% of a class of the Company's equity securities registered under such Act, to file certain reports of ownership and changes of ownership of the Company's equity securities with the SEC. Officers, directors and more than 10% stockholders are required by SEC regulation to furnish to the Company copies of all Section 16(a) forms which they file.

  Based solely on its review of the copies of such forms submitted to it, or written representations from certain reporting persons that no Form 5 was required for those persons, the Company believes that, except as set forth in this paragraph, all filing requirements applicable to its officers and directors were complied with for the year ended December 31, 1998. Mr. Sica made a late filing with respect to shares of Common Stock distributed to him by a limited partnership in January and June 1998. Ms. Obuchowski made a late filing with respect to one purchase of shares in May 1998.

Director Compensation

  Each non-employee director of the Company is entitled to receive the following compensation: (i) $2,500 for each meeting of the Board of Directors attended in person, (ii) $500 for each meeting of the Board of Directors attended by conference telephone call or its equivalent and (iii) $500 for each meeting of a committee of the Board of Directors attended in person or by conference telephone call or its equivalent. Directors who are officers or employees of the Company do not receive additional compensation for serving as a director or committee member. The Company also has a Stock Option Plan for Non-Employee Directors (the "Directors Plan") which was approved at the 1997 annual meeting of stockholders. During the year ended December 31, 1998, the Board granted an option under the Directors Plan to Mr. Sica, who is a non-employee director of the Company, to purchase 24,000 shares of Common Stock at a price per share equal to the last sale price of the Common Stock as quoted on the Nasdaq National Market System on the date of the grant (such number of shares and price per share having been adjusted to reflect the 2-for-1 stock split referred to on page 2). Such option becomes exercisable in three equal installments commencing on the first anniversary of the grant date and continuing on the next two consecutive anniversaries of the grant date if the optionee is then a member of the Board and will expire ten years after the date of the grant, if not sooner exercised. If a director ceases to be a member of the Board before fully exercising his or her options, then various provisions of the Plan relating to such an event will govern the continuing exercisability of such options.

Compensation of Executive Officers

  The following table sets forth information with respect to the compensation paid by the Company to each of its executive officers for services rendered during 1998. The numbers of stock options awarded for each year have been adjusted to reflect a 2-for-1 stock split which became effective through the payment of a 100% stock dividend on March 5, 1999.

Summary Compensation Table

                                                         Long-term
                          Annual Compensation(1)       Compensation
                         ---------------------------   -------------
Name and Principal       Fiscal                        Stock Options    All Other
Position                  Year    Salary  Bonuses(2)      Awarded    Compensation(4)
------------------       ------   ------- ----------   ------------- ---------------
                                    ($)      ($)            (#)            ($)
Neal C. Hansen..........  1998    350,000  359,450        480,000         7,683
 Chairman of the Board
  and                     1997    300,000  195,000        120,000         7,312
 Chief Executive Officer                   200,000(3)
                          1996    220,000  150,000        224,500         8,700

John P. Pogge...........  1998    265,000  251,220        266,000        11,383
 President and Chief
  Operating               1997    250,000  135,000        120,000        12,162
 Officer(5)                                120,000(3)
                          1996    175,000  100,000         64,000         1,063

Edward C. Nafus.........  1998(6) 250,000  108,625        280,000           --
 Executive Vice
  President

Gregory A. Parker.......  1998    170,000  134,300        180,000         9,975
 Vice President and
  Chief                   1997    140,000   65,000         69,400         9,663
 Financial Officer                         120,000(3)
                          1996    105,400   30,000         35,000           --

Larry G. Fendley........  1998    148,713    6,250         42,600         7,419
 Executive Vice
  President,              1997    185,000  100,000         40,000         7,376
 Product Delivery
  Services(7)                               90,000(3)
                          1996(7) 170,000  100,000        350,000           --

--------
(1) With respect to each of the individuals named in the Summary Compensation Table, the aggregate amount of perquisites and other personal benefits, securities or property received did not exceed the lesser of $50,000 or 10% of the total amount of annual salary and bonus reported for such individual.
(2) Except as indicated in footnote (3), the bonuses were annual performance bonuses paid to the executive officers. The bonus earned for each year is payable in the first quarter of the subsequent year.
(3) These bonuses were special bonuses paid in October 1997 in recognition of extraordinary services performed by the recipients in connection with the negotiation of an Asset Purchase Agreement and a Master Subscriber Management System Agreement with certain affiliates of Tele-Communications, Inc. and the successful consummation and implementation of the transactions contemplated by such agreements.
(4) All Other Compensation for 1998 for Messrs. Hansen and Fendley consists of employer contributions to the CSG Incentive Savings Plan (a 401(k) plan). All Other Compensation for 1998 for Messrs. Pogge and Parker consists of employer contributions to the CSG Incentive Savings Plan (Pogge--$7,633 and Parker--$7,453) and employer credits to the CSG Systems, Inc. Wealth Accumulation Plan (Pogge--$3,750 and Parker-- $2,522). The CSG Systems, Inc. Wealth Accumulation Plan is a deferred compensation plan which provides for elective salary and incentive compensation deferrals by participants. CSG Systems, Inc. matches a participant's deferral up to 25% thereof, with a maximum annual credit of $6,250 per participant. A deferred compensation plan participant's deferral account also is credited monthly with an interest equivalent based upon the account balance and a current index of corporate bond yields.
(5) Mr. Pogge was elected President and Chief Operating Officer of the Company on September 24, 1997. Prior to that time, he served as an Executive Vice President of the Company.

(6) Mr. Nafus joined the Company in August 1998, and his salary for 1998 is presented on an annualized basis.
(7) Mr. Fendley joined the Company in April 1996, and his salary for 1996 is presented on an annualized basis. Mr. Fendley resigned as Executive Vice President of the Company in May 1998 but has continued to be an employee of the Company with responsibility for special projects assigned by Messrs. Hansen and Pogge.

Option Grants in 1998

  The following table sets forth the stock options granted to the Company's executive officers during 1998. The numbers of shares and the exercise price per share have been adjusted to reflect a 2-for-1 stock split which became effective through the payment of a 100% stock dividend on March 5, 1999.

                               Individual Grants

                          Options       % of Total
                         Granted on   Options Granted Exercise
                           Common      to Employees   Price per Expiration    Grant Date
  Name                    Stock(1)        in 1998     Share (4)    Date    Present Value(5)
  ----                   ----------   --------------- --------- ---------- ----------------
                            (#)             (%)       ($/share)                  ($)
Neal C. Hansen..........   80,000(2)        2.5         21.13     1/20/08       656,000
                          400,000(3)       12.3         26.72    11/17/08     5,156,000

John P. Pogge...........   66,000(2)        2.0         21.13     1/20/08       541,200
                          200,000(3)        6.2         26.72    11/17/08     2,578,000

Gregory A. Parker.......   80,000(2)        2.5         21.13     1/20/08       656,000
                          100,000(3)        3.1         26.72    11/17/08     1,289,000

Edward C. Nafus.........  200,000(2)        6.2         21.00     8/18/08     1,628,000
                           80,000(3)        2.5         26.72    11/17/08     1,031,200

Larry G. Fendley........   42,600(2)        1.3         21.13     1/20/08       239,412

--------
(1) All options were granted pursuant to the Company's 1996 Stock Incentive
    Plan.
(2) One-fourth of these options become exercisable on the first anniversary of the grant date and on each of the second through fourth anniversaries thereafter. In the case of Messrs. Hansen and Pogge, the exercisability of the options will be accelerated upon the occurrence of certain "change of control" events specified in amendments to their respective option agreements.
(3) One-half of these options become exercisable on each of November 17, 2002, and November 17, 2003. The exercisability of these options will be accelerated upon the occurrence of certain "change of control" events specified in the respective option agreements.
(4) The exercise price is the closing market price on the date the options were granted.
(5) Grant date present value is determined using a modified Black-Scholes option pricing model. The estimated values under the model are based on several assumptions, including a weighted-average expected volatility of 40.0%, a weighted-average risk-free rate of return of 4.9%, no dividend yield and expected option lives of 4.4 years, and may not be indicative of actual value. The actual gain, if any, the option holder may realize will depend on the excess of the actual market price of the stock over the exercise price on the date the option is exercised. There is no assurance that the value that may be realized by the option holder will be at or near the value estimated by the modified Black-Scholes model.

Aggregated Option Exercises and 1998 Year-End Option Values

  The following table sets forth certain information regarding the exercise of stock options during 1998 by the Company's executive officers and the number and value of their unexercised stock options at December 31, 1998. The numbers of unexercised options have been adjusted to reflect a 2-for-1 stock split which became effective through the payment of a 100% stock dividend on March 5, 1999.

                                                                                   Value of Unexercised
                                                  Number of Unexercised            In-the-Money Options
                           Shares             Options at December 31, 1998        at December 31, 1998(1)
                          Acquired    Value   --------------------------------   -------------------------
  Name                   On Exercise Realized  Exercisable      Unexercisable    Exercisable Unexercisable
  ----                   ----------- -------- --------------   ---------------   ----------- -------------
                             (#)       ($)         (#)               (#)             ($)          ($)
Neal C. Hansen..........     --         --           119,800           704,700     3,217,975    12,751,025
John P. Pogge...........     --         --            55,600           394,400     1,636,231     7,448,894
Gregory A. Parker.......     --         --            31,350           253,050       869,434     4,750,803
Edward C. Nafus.........     --         --                --           280,000            --     4,722,500
Larry G. Fendley........     --         --           203,334           229,266     5,279,391     5,874,009

--------
(1) "In-the-Money Options" are options outstanding at the end of 1998 for which the fair market value of the Common Stock at the end of 1998 ($39.50 per share, as adjusted for the 2-for-1 stock split which became effective through the payment of a 100% stock dividend on March 5, 1999) exceeded the exercise price of the options.

Employment and Consulting Agreements

Mr. Hansen

  Mr. Hansen initially was employed by the Company pursuant to an employment agreement dated November 30, 1994, which had a five-year term ending on November 30, 1999 (the "1994 Agreement"). On November 17, 1998, Mr. Hansen and the Company entered into a new employment agreement (the "1998 Agreement") which superseded the 1994 Agreement. The term of the 1998 Agreement is from November 17, 1998, through December 31, 2001. On December 31 of each year during its term (beginning December 31, 1999), the term of the 1998 Agreement automatically is extended by one year unless, not later than one year prior to a particular December 31, either the Company or Mr. Hansen notifies the other than such extension shall not occur, in which case the 1998 Agreement will terminate at the end of its then remaining term.

  The 1998 Agreement provided for the continuation of Mr. Hansen's 1998 base salary of $350,000 through December 31, 1998; thereafter, Mr. Hansen is to receive an annual base salary of not less than $400,000 (with annual Consumer Price Index adjustments). Beginning in 1999, Mr. Hansen also is given the opportunity under the 1998 Agreement to earn an annual incentive bonus of not less than 65% of his base salary if the objectives established annually by the Board are fully achieved; a similar bonus program was in place for Mr. Hansen for 1998. The 1998 Agreement also provides (as did the 1994 Agreement) certain group insurance coverages, an automobile allowance, certain expenses of club membership and various other benefits to Mr. Hansen.

  The 1998 Agreement will terminate upon Mr. Hansen's death, and the Company may terminate the 1998 Agreement in the event of Mr. Hansen's disability for a continuous period of more than six months or for more than 180 days in the aggregate during any 12-month period. The Company also may terminate the 1998 Agreement for "cause", as defined in the 1998 Agreement. In the cases of death or disability, Mr. Hansen (or his estate) would be entitled to receive his base salary through the termination date and a pro rata portion of his annual incentive bonus for the year of termination. In the case of termination for cause, Mr. Hansen is not entitled to receive any portion of his incentive bonus for the year of termination.

  If the Company terminates Mr. Hansen's employment without cause prior to a change of control of the Company, then Mr. Hansen is entitled to continue to receive his base salary for the remaining term of the 1998 Agreement (less compensation received from other employment), his full incentive bonus for the year of termination (payable at the regularly scheduled time) and an additional amount equal to 195% of his base salary in effect at the time of the termination (the latter amount being payable 50% one year after the termination and 50% two years after the termination). If the Company terminates Mr. Hansen's employment without cause after a change of control of the Company, then he is entitled to receive the amounts referred to in the preceding sentence, but the payment times generally are accelerated to 30 days after the effective date of the termination. "Change of Control" is defined in the 1998 Agreement and includes among other events various types of mergers, dissolutions or changes in ownership of the Company or its principal operating subsidiary, acquisitions of significant amounts of the voting stock of the Company and certain changes in the composition of the Board.

  If the Company or a permitted successor to the Company materially alters Mr. Hansen's duties and responsibilities under the 1998 Agreement or assigns to Mr. Hansen duties and responsibilities inappropriate to the chief executive officer of the Company without Mr. Hansen's consent, then Mr. Hansen may resign from his offices and positions with the Company (without further obligation to perform any services) and will be entitled to receive the compensation described in the applicable sentence of the preceding paragraph, depending upon whether such event occurs before or after a change of control of the Company.

  If any payments made to Mr. Hansen under the preceding two paragraphs cause Mr. Hansen to be subject to excise taxes on "excess parachute payments" under the Internal Revenue Code, then the Company is obligated to reimburse Mr. Hansen for such excise taxes and for any additional income, excise or other taxes which he incurs as a result of such reimbursements.

  If Mr. Hansen voluntarily resigns prior to the expiration of the 1998 Agreement, he is only entitled to receive his base salary through the termination date (unless the termination date is December 31, in which case he also is entitled to receive his incentive bonus for the year of termination.)

  The 1998 Agreement also contains provisions which prohibit Mr. Hansen from competing with the Company or soliciting the Company's employees for a period of one year after the termination of his employment for any reason.

Mr. Pogge

  On November 17, 1998, the Company also entered into an employment agreement with Mr. Pogge, which generally is similar to Mr. Hansen's 1998 Agreement, except that Mr. Pogge's 1998 base salary was $265,000, his minimum annual base salary thereafter is $290,000 (with CPI adjustments), his annual incentive bonus target is 60% of his base salary and his additional payment in the event of termination without cause is an amount equal to 180% of his base salary. Mr. Pogge did not previously have an employment agreement with the Company.

Messrs. Nafus and Parker

  On November 17, 1998, the Company also entered into employment agreements with Messrs. Nafus and Parker. The agreements cover the period from November 17, 1998, through December 31, 1999, and provide for automatic one-year extensions (similar to Mr. Hansen's) beginning on December 31, 1998. Mr. Nafus' agreement continued his base salary of $250,000 through December 31, 1998, and provides for a minimum annual base salary thereafter of $262,500 (with CPI adjustments), an annual incentive bonus target of 55% of his base salary and various group insurance coverages. Mr. Parker's agreement continued his base salary of $170,000 through December 31, 1998, and provides for a minimum annual base salary thereafter of $205,000, an annual incentive bonus target of 50% of his base salary and various group insurance coverages. The provisions of these agreements in the cases of termination for death, disability or cause are the same as in Mr. Hansen's agreement. If the Company terminates the employment of Mr. Nafus or Mr. Parker without cause prior to a change of control of the Company, then the Company must continue to pay such person's base salary for one year after the termination (less compensation received from another employer) and also must pay such person's annual incentive bonus for the year of termination and an additional amount equal to 55% (in the case of Mr. Nafus) or

50% (in the case of Mr. Parker) of such person's base salary (payable one year after the termination). If the termination without cause occurs after a change of control, then the Company must pay (within 30 days after the termination) the person's base salary for two years, the annual incentive bonus for the year of termination and an additional amount equal to 110% (in the case of Mr. Nafus) or 100% (in the case of Mr. Parker) of such person's base salary. The provisions of these agreements relating to a constructive termination require that the employee give notice to the Company of a claimed constructive termination, and the Company then has an opportunity to take appropriate actions to remove the basis for such claim. Other provisions of these agreements generally are similar to those contained in Mr. Hansen's agreement. Neither Mr. Nafus nor Mr. Parker previously had an employment agreement with the Company.

Dr. Haddix

  In anticipation of his retirement from full-time employment by the Company on December 31, 1997, on December 23, 1997, Dr. Haddix entered into an Independent Consulting Agreement with the Company to provide advice regarding the technical management and administration of the Company. The agreement expires on December 23, 1999, and is terminable by either party for cause. Dr. Haddix's compensation under the agreement consists of $3,000 per calendar quarter on a retainer basis, inclusive of all costs, expenses and taxes, plus $1,000 for each day worked (based on an 8-hour work day) in excess of one day per month. Dr. Haddix will be entitled to receive a pro-rated amount of such daily rate for any partial days worked in excess of one day per month. For his services during 1998, Dr. Haddix received $22,000 pursuant to such agreement. The Company does not separately compensate Dr. Haddix for his services as a director of the Company.

Stock Option Acceleration

  In connection with the 1998 employment agreements of the Company with Messrs. Hansen and Pogge described above, the Company amended all of the then outstanding stock option agreements between the Company and such persons to provide that, upon the occurrence of a change of control of the Company, the options covered by such agreements will become immediately exercisable in full without regard to their original schedules for exercisability. "Change of control" is defined in such amendments and includes among other events various types of mergers, dissolutions or changes in ownership of the Company or its principal subsidiary, acquisitions of significant amounts of the voting stock of the Company, certain "going private" transactions involving the Company and certain changes in the composition of the Board. Such amendments were not effected in anticipation of any particular transaction or event.

                     REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors (the "Committee"), consisting entirely of non-employee directors, approves the basic policies under which compensation is paid or awarded to the Company's executive management. The Committee is composed of Messrs. Sica (Chairman), Holland and Schnabel.

Compensation Philosophy

  The Company's executive compensation program is premised on the belief that the interests of executives should be closely aligned with those of the Company's stockholders. The Company's executive compensation plans also are designed to attract, retain, motivate and appropriately reward individuals who are responsible for the Company's short-term and long-term profitability and growth. Based on this philosophy, a significant portion of each executive's total compensation is placed at-risk and linked to the accomplishment of specific Company and individual financial, strategic and performance results, as well as potential appreciation in the value of the Common Stock.

Compensation Program

  Each year the Committee comprehensively reviews the Company's overall executive compensation program. Such Committee review includes the members' consideration of compensation programs adopted by competing companies and by other employers likely to recruit executives with skill sets similar to those which the Company regularly seeks. In addition, at the Committee's request, the Company engages an independent compensation consulting firm to prepare a more extensive formal analysis which assesses the competitiveness of the Company's executive compensation and compares the several components of the Company's executive compensation program with those of other publicly owned technology companies. The Committee's annual compensation review permits an ongoing evaluation of the link between the Company's performance and its executive compensation in the context of the compensation programs of such other companies.

  The Committee approves the compensation of the executive officers, including the Chief Executive Officer, whose compensation is detailed in this Proxy Statement and sets policies with respect to the Company's executive compensation program generally.

  The key elements of the Company's executive compensation program consist of base annual salaries, performance bonuses and stock options.

  The Committee's policies with respect to each of these elements, including the basis for the compensation paid to Mr. Hansen, are discussed below.

Base Annual Salaries

  Base annual salaries for executive officers are initially determined by evaluating the responsibilities of the position, the experience and knowledge of the individual, and the scope and complexity of the executive's position relative to other senior management positions internally and at competitive frame companies. The external comparison is based on the results of a report prepared by an independent compensation consulting firm and takes into consideration the compensation practices and programs of other corporations which are most likely to compete with the Company for the services of executive management personnel.

  Annual salary adjustments are determined by evaluating both the position and the performance of each executive officer, taking into account any changes in responsibilities. Individual performance ratings take into account such factors as achievement of the Company's strategic plan and attainment of specific individual objectives.

  With respect to the base salary paid to Mr. Hansen in 1998, the Committee took into account a comparison of base salaries of chief executive officers of peer companies, the Company's performance in 1997 and the assessment by the Committee of Mr. Hansen's individual performance. Based upon this evaluation, the Committee increased Mr. Hansen's base salary by $50,000 to $350,000 for 1998.

Performance Bonuses

  The Company maintains a Performance Bonus Plan (the "Bonus Plan"), which provides for the payment of performance bonuses to most management employees of the Company who do not receive sales commissions. Executive officers of the Company participate in the Bonus Plan, which is a pay-for-performance plan designed to compensate participants for achieving certain levels of performance with respect to key objectives established in the Company's annual financial plan.

  Annually, the Committee approves targeted levels and minimum threshold levels of performance with respect to key objectives affecting the executive officers' performance bonuses. No performance bonus is paid when results are below the threshold levels. For executive officers, the performance bonus objectives are based upon revenue and earnings of the Company. Performance bonuses are paid during the first quarter after the year in which they are earned. Because the Company's 1998 revenue and earnings substantially exceeded the targets for a 100% performance bonus payment (which would range from 50% to 65% of base salary, depending upon the particular executive officer), the 1998 performance bonus payments to the Company's executive officers (other than Messrs. Nafus and Fendley, who were executive officers for only part of the year) ranged from approximately 79% of base salary to approximately 103% of base salary, depending upon the particular executive officer.

  Mr. Hansen's performance bonus for 1998 was based on the Company's overall revenue and earnings. Mr. Hansen earned a performance bonus of $359,450 for 1998, representing approximately 103% of his base salary based upon the levels of achievement of the applicable targets, as compared with a performance bonus of $195,000 in 1997, which was based upon 100% achievement of the applicable targets and represented 65% of his base salary. The targeted levels of performance for 1998 had been increased substantially over those for 1997.

Stock Options

  The third component of executive officers' compensation is the Company's 1996 Stock Incentive Plan, pursuant to which the Company has granted to its executive officers options to purchase shares of Common Stock.

  Stock options are designed to align the interests of executives with those of the Company's stockholders. Stock options are granted at an exercise price equal to the market price of the Common Stock on the date of grant, generally vest in equal installments over four or five years and are exercisable no later than ten years from the date of grant. This plan is designed to provide incentives for the creation of value for the Company's stockholders over the long term because the full benefit of an executive's compensation package cannot be realized unless stock price appreciation occurs and is maintained over a number of years.

  In January 1998, the Committee, in accordance with a program first implemented in January 1997, granted stock options to the executive officers of the Company and to approximately 375 other executives and key employees of the Company's operating subsidiaries. Such program contemplates a consistent methodology of annual stock option grants in a manner which will enable the Company to maintain a competitive position in this area of its overall compensation program. In determining the option grants, the Committee took into account information developed for the Company by its independent compensation consultant as well as information concerning the individual position and performance of each option grantee.

  During 1995, following the formation of the Company in late 1994, a small number of executives and other key employees of the Company purchased shares of Common Stock whose transferability was restricted and which generally were subject to repurchase by the Company at a price significantly below market value if the holder of such shares were to leave the employ of the Company. Beginning in 1996, such restrictions and repurchase rights have lapsed generally at the rate of 20% per year, so that by late 2000 none of such shares still outstanding will any longer be restricted or subject to repurchase by the Company. Similarly, stock options granted to various executives and other key employees (some of whom also own restricted stock) in 1996 and subsequent years have begun to become exercisable. In light of the highly competitive employment environment in which the Company operates, during 1998 the Committee considered various means of creating a further incentive for its senior executives to remain in the employ of the Company over an extended period of time. With the assistance of the Company's independent compensation consulting firm, the Committee concluded that a current one-time stock option grant in lieu of the anticipated annual option grants for 1999, 2000 and 2001 to the particular recipients could serve to accomplish the Committee's objective. Such special grant would involve the approximate total number of shares that might normally be expected to be granted annually over such three-year period; however, unlike the normal annual option grant which has a four-year vesting schedule beginning one year after the grant date, the options covered by the special grant would become exercisable as to 50% of the shares covered by the option four years after the grant date and as to the remaining shares covered by the option five years after the grant date. Such options were granted by the Committee on November 17, 1998, and thus become exercisable as to 50% of the option shares on each of November 17, 2002 and 2003. The option agreements contain a change-of-control acceleration provision identical to that contained in the amendments of certain previous option agreements with Messrs. Hansen and Pogge which are discussed above.

  Information concerning all 1998 option grants to the executive officers of the Company appears in the table above under the heading "Option Grants in 1998".

  The Committee determined that the grant to Mr. Hansen should cover 480,000 shares; however, because of limitations contained in the Company's 1996 Stock Incentive Plan, the Committee only was able to grant Mr. Hansen an option covering 400,000 shares on November 17, 1998. In January 1999, the Committee granted an option to Mr. Hansen covering the additional 80,000 shares with the same vesting schedule as the November 1998 option but at the higher January 1999 market price. All share numbers in this paragraph have been adjusted to reflect the 2-for-1 stock split which became effective through the payment of a 100% stock dividend on March 5, 1999.

Conclusion

  Through the programs described above, a significant portion of the Company's executive compensation is linked directly to individual and Company performance in furtherance of the Company's strategic goals as well as to potential stock price appreciation. The Committee presently intends to continue a policy of closely linking executive compensation to Company performance and stockholder return.

                                       Compensation Committee of the Board of
                                       Directors

                                       Frank V. Sica, Chairman of the
                                       Committee
                                       Royce J. Holland
                                       Rockwell A. Schnabel

                          [LINE GRAPH APPEARS HERE]

                            STOCK PRICE PERFORMANCE

  The following graph assumes $100 invested on February 28, 1996 (the date on which the Company's Common Stock was first traded publicly) in the Common Stock, in the S&P 500 Index and in the Company's Standard Industrial Classification ("SIC") Code Index: Computer Processing and Data Preparation Services.


                     COMPARISON OF CUMULATIVE TOTAL RETURN
                  OF COMPANY, INDUSTRY INDEX AND BROAD MARKET

                           -------------FISCAL YEAR ENDINGS--------------
COMPANY/INDEX/MARKET       2/28/1996  12/31/1996   12/31/1997  12/31/1998

CSG Systems Intl              100.00       66.85       173.91      343.48

SIC Code Index                100.00      108.88       118.38      154.78

S&P 500 Index                 100.00      117.82       157.13      202.03


                    ASSUMES $100 INVESTED ON FEB. 28, 1996
                          ASSUMES DIVIDEND REINVESTED
                        FISCAL YEAR ENDING DEC.31, 1998

                   PROPOSAL TO INCREASE THE NUMBER OF SHARES
                 OF COMMON STOCK AVAILABLE FOR ISSUANCE UNDER
                    THE COMPANY'S 1996 STOCK INCENTIVE PLAN

Proposed Amendment

  At the Annual Meeting, the stockholders will be asked to approve an amendment (the "Plan Amendment") to the Company's 1996 Stock Incentive Plan (the "1996 Plan"), as adopted by the Board on January 19, 1999, which will increase by 3,000,000 the number of shares of Common Stock available for issuance under the 1996 Plan.

  The 1996 Plan is intended to foster and promote the long-term financial success of the Company and its subsidiaries and thereby increase stockholder value by providing incentives to those officers and other key employees who are likely to be responsible for achieving such success. The 1996 Plan also furthers the Company's goal of recruiting and retaining key employees in the highly competitive technology industry. The Company believes that participation in the 1996 Plan by employees increases their commitment to the Company and more closely ties employee compensation and stockholder objectives by focusing the attention of employees on stockholder return.

  A copy of the Plan Amendment appears as Exhibit A to this Proxy Statement. Approval of the Plan Amendment will ensure that enough shares are available under the 1996 Plan to fulfill the objectives of the Plan for the next several years.

  All information in this Proxy Statement relating to numbers of shares of Common Stock and option exercise prices has been adjusted to reflect the 2-for-1 split of the Common Stock which became effective through the payment of a 100% stock dividend on March 5, 1999.

Required Vote

  Approval of the Plan Amendment requires the affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy at the Annual Meeting and entitled to vote on such matter.

                   The Board Recommends a Vote FOR Approval
                             of the Plan Amendment

Plan Activity

  As of February 28, 1999, options covering an aggregate of 6,112,784 shares were outstanding and unexercised under the 1996 Plan at option prices ranging from $7.50 to $35.875 per share and with expiration dates ranging from February 22, 2006, to February 8, 2009. Without taking into account the effect of the Plan Amendment, only 1,163,650 shares remained available for future grants or awards under the 1996 Plan as of February 28, 1999. As of February 28, 1999, options had been granted or awards made to approximately 600 persons employed by the Company as of such date, including the four persons serving as executive officers of the Company at December 31, 1998. As of February 28, 1999, a total of 711,716 shares have been issued under the Plan upon the exercise of options previously granted; none of such options were exercised by executive officers of the Company.

  The following table sets forth certain information regarding the options which have been granted and the awards which have been made under the 1996 Plan as of February 28, 1999.

        Name and Position                                 Number of Shares(1)
        -----------------                                 -------------------
   Neal C. Hansen........................................        904,500
    Chairman of the Board and Chief Executive Officer

   John P. Pogge.........................................        450,000
    President and Chief Operating Officer

   Edward C. Nafus.......................................        280,000
    Executive Vice President

   Greg Parker...........................................        284,400
    Vice President and Chief Financial Officer

   Royce J. Holland......................................              0
    Director nominee(2)

   Bernard W. Reznicek...................................              0
    Director nominee(2)

   All current executive officers as a group.............      1,918,900

   All current directors who are not executive officers
    as a group(2)........................................              0

   All employees, including all current officers who are
    not executive officers, as a group(3)................      6,426,260(4)

--------
(1) All of the shares listed in this table involve stock options, except for an aggregate of 11,850 shares granted as stock bonus awards to employees who are not executive officers.
(2) Directors who are not employees of the Company are not eligible to receive options or awards under the 1996 Plan but are eligible to receive stock options under the Company's Stock Option Plan for Non-Employee Directors. Each of the present non-employee directors of the Company, except Dr. Haddix, holds an option to purchase 24,000 shares of Common Stock under such Plan.
(3) In addition to the 1996 Plan, the Company has a 1995 Incentive Stock Plan (the "1995 Plan") pursuant to which shares of Common Stock are authorized for option grants to employees of the Company. As of February 28, 1999, options covering 244,700 shares were outstanding and unexercised under the 1995 Plan, and 122,900 shares remained available for future option grants under the 1995 Plan. There have been no option grants made under the 1995 Plan since 1995, and no directors or executive officers of the Company have been granted options under the 1995 Plan.
(4) This number includes 1,508,810 shares as to which stock options have terminated from time to time without having been exercised. When such terminations occurred, the shares involved again became available for issuance under the 1996 Plan.

  Information about stock options granted to the Chief Executive Officer of the Company and four other executive officers of the Company during 1998 can be found in the table above under "Options Grants in 1998". In 1998 stock options covering an aggregate of 1,248,600 shares were granted under the 1996 Plan to current and one former executive officer of the Company as a group, and stock options covering an aggregate of 2,003,400 shares were granted under the 1996 Plan to all employees (other than executive officers) as a group.

  It is not possible to state the terms or types of any options or awards that may be granted to executive officers of the Company or other persons under the 1996 Plan at a future time or to identify the persons to whom such future grants may be made. Such grants are entirely within the discretion of the Committee, and the Committee has made no decisions with respect to future grants under the 1996 Plan.

Effect of Plan Amendment

  If the Plan Amendment is approved at the Annual Meeting, then the maximum number of shares of Common Stock that still may be issued under the 1996 Plan (in addition to the 6,112,784 shares subject to outstanding options as of February 28, 1999) would be increased to 4,163,650. The latter number represents shares available for, but not yet subject to, a grant or award under the 1996 Plan as of the date of the Annual Meeting (1,163,650 shares, assuming no grants or awards are made under the Plan between February 28, 1999, and the date of the Annual Meeting) plus the additional 3,000,000 shares authorized by the Plan Amendment.

Description of the 1996 Plan and Option Terms

  The following summary of the 1996 Plan does not purport to be complete and is subject to and qualified in its entirety by the full terms of the 1996 Plan. Stockholders may request a copy of the 1996 Plan from the Secretary of the Company at the address shown above.

  The 1996 Plan authorizes the grant of (i) incentive stock options under the Internal Revenue Code of 1986 (the "Code"), (ii) non-qualified stock options,
(iii) stock appreciation rights, (iv) performance unit awards, (v) restricted stock awards and (vi) stock bonus awards to officers and other key employees of the Company or any subsidiary of the Company who are responsible for or contribute to, or are likely to be responsible for or contribute to, the management, growth and success of the Company or such subsidiary. The Company and its subsidiaries currently have approximately 1,000 employees who potentially are eligible to receive such a grant, but the Company expects that a majority of such employees will receive no grant.

  Without giving effect to the Plan Amendment, the aggregate number of shares of Common Stock available for issuance pursuant to the 1996 Plan (including 6,112,784 shares covered by outstanding options) as of February 28, 1999, is 7,276,434, which may be authorized and unissued shares or treasury shares. The aggregate number of shares of Common Stock subject to or issuable in payment of a grant or award to any one person in any calendar year may not exceed 480,000. If there is a stock dividend, stock split or other relevant change in the outstanding shares of Common Stock, then the Compensation Committee (the "Committee") of the Board will make appropriate adjustments in (a) the aggregate number of shares of Common Stock (i) reserved for issuance under the 1996 Plan, (ii) for which grants or awards may be made to an individual grantee and (iii) covered by outstanding awards or grants, (b) the exercise or other applicable price relating to outstanding awards or grants and (c) the appropriate fair market value and other price determinations relevant to outstanding awards or grants. Any shares subject to an option or right which expires or terminates unexercised as to such shares will again be available for the grant of awards or options under the 1996 Plan. If any shares of Common Stock which have been pledged as collateral for indebtedness incurred by an optionee in connection with an option exercise are returned to the Company in satisfaction of such indebtedness, then such shares will again be available for the grant of awards or options under the 1996 Plan.

  No award or grant under the 1996 Plan may be assigned or transferred by the recipient except by will, the laws of descent and distribution or, in the case of awards or grants other than incentive stock options, pursuant to a qualified domestic relations order or by such other means as the Committee may approve.

Administration

  The 1996 Plan is administered by the Committee, which is composed of three directors of the Company who are not employees of the Company or any of its subsidiaries. The Committee has authority to interpret the 1996 Plan, to select the officers and other key employees to whom awards or options will be granted, to determine whether and to what extent awards and options will be granted under the 1996 Plan, to determine the types of awards and options to be granted and the amount, size, terms and conditions of each award or grant and to make other relevant determinations and administrative decisions. In general, all decisions and determinations made by the Committee pursuant to the 1996 Plan are final and binding on all persons.

  The Committee may delegate to any officer or officers of the Company any of the Committee's duties, powers and authorities under the 1996 Plan upon such conditions and with such limitations as the Committee may determine; provided, that only the Committee may select for awards or options under the 1996 Plan, and make grants of awards or options under the 1996 Plan to, officers and other key employees of the Company or any subsidiary of the Company who are subject to Section 16 of the Securities Exchange Act of 1934 at the time of such selection or the making of such a grant.

Awards and Grants

  Stock Options. The Committee may grant incentive stock options under the Code and non-qualified stock options. The option price per share may not be less than the fair market value of the Common Stock on the date of the grant. The Committee will fix the term of each option at the time of its grant, but such term may not be more than ten years after the date of the grant. The Committee may determine when an option becomes exercisable and may accelerate previously established exercise rights. The Committee may permit payment of the option exercise price in cash or in shares of Common Stock valued at their fair market value on the exercise date. The Committee also may permit the exercise price to be paid by the optionee's delivery of a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of the applicable sale or loan proceeds required to pay the exercise price.

  If an optionee's employment terminates for any reason other than death or disability, then the optionee generally may exercise an option to the extent it was exercisable at the time of the termination for a period of three months after the termination (but not after the expiration date of the option). However, the Committee has the power to terminate an optionee's rights under an outstanding option if the Committee determines (i) that the optionee's employment was terminated for cause or (ii) that the optionee has engaged or may engage in employment or activities competitive with the Company or a subsidiary or contrary to the best interests of the Company or a subsidiary. If an optionee's employment terminates by reason of disability, then the optionee's options generally will be exercisable for six months after the termination to the extent that the exercise was permitted prior to the termination (but not after the expiration date of the option). If an optionee dies while in the employ of the Company or a subsidiary, then the optionee's options generally will be exercisable by the optionee's personal representative or other successor for 12 months after the date of death to the extent that the exercise was permitted prior to the optionee's death (but not after the expiration date of the option).

  Stock Appreciation Rights. The Committee may grant stock appreciation rights ("SARs") which entitle the grantee to receive, upon the exercise of an SAR, an award equal to all or a portion of the excess of (i) the fair market value of a specified number of shares of Common Stock at the time of the exercise over
(ii) a specified price not less than the fair market value of the Common Stock at the time the SAR was granted. An SAR may be granted independently of or in connection with a stock option grant. Upon the exercise of an SAR, the applicable award may be paid in cash or in shares of Common Stock (or a combination thereof) as the Committee may determine. The Committee will fix the term of an SAR at the time of its grant, but such term may not be more than ten years after the date of the grant. The Committee may determine when an SAR becomes exercisable and may accelerate previously established exercise rights.

  The provisions of the 1996 Plan relating to the exercisability of SARs upon the termination of a grantee's employment are similar to those discussed above in connection with stock options.

  Performance Unit Awards. The Committee may grant performance unit awards which entitle the grantees to receive future payments based upon and subject to the achievement of preestablished long-term performance targets. In connection with such awards, the Committee is required to establish (i) performance periods of not less than two nor more than five years, (ii) the value of each performance unit and (iii) maximum and minimum performance targets to be achieved during the performance period. The Committee may adjust previously established performance targets or other terms and conditions of a performance unit award to reflect major unforeseen events, but such adjustments may not increase the payment due upon attainment of the previously established performance targets. Performance unit awards, to the extent earned, may be paid in cash or shares of Common Stock (or a combination thereof) as the Committee may determine.

  If the employment of a grantee of a performance unit award terminates prior to the end of an applicable performance period other than by reason of disability or death, then the award generally terminates. However, the 1996 Plan permits the Committee to make partial payments of performance unit awards if the Committee determines such action to be equitable. If the employment of a grantee of a performance unit award terminates as a result of the grantee's disability or death prior to the end of an applicable performance period, then the Committee may authorize the payment of all or a portion of the performance unit award (to the extent earned in the case of disability) to the grantee or the grantee's legal representative.

  Restricted Stock Awards. The Committee may grant restricted stock awards consisting of shares of Common Stock restricted against transfer, subject to a substantial risk of forfeiture and to other terms and conditions established by the Committee. The Committee must determine the restriction period applicable to a restricted stock award and the amount, form and time of payment (if any) required from the grantee of a restricted stock award in consideration of the issuance of the shares covered by such award. The Committee in its discretion may provide for the lapse in installments of the restrictions applicable to restricted stock awards and may waive the restrictions in whole or in part.

  If the employment of a grantee of a restricted stock award terminates for any reason while some or all of the shares covered by such award are still restricted, then the grantee's rights with respect to the restricted shares generally terminate. However, the Committee has the discretion to provide for complete or partial exemptions to such employment requirement.

  Stock Bonus Awards. The Committee may grant a stock bonus award based upon the performance of the Company, a subsidiary or a segment thereof in terms of preestablished objective financial criteria or performance goals or, in appropriate cases, such other measures or standards of performance (including but not limited to performance already accomplished) as the Committee may determine. The Committee may adjust preestablished financial criteria or performance goals to take into account unforeseen events or changes in circumstances, but such adjustments may not increase the amount of a stock bonus award. The Committee, in its discretion, may impose additional restrictions upon the shares of Common Stock which are the subject of a stock bonus award.

Miscellaneous Provisions

  Unless the 1996 Plan is sooner terminated by the Board, the 1996 Plan will terminate on December 31, 2005. Awards or options outstanding at the time of the termination of the 1996 Plan will remain in effect in accordance with their terms. The Board may amend the 1996 Plan at any time; however, stockholder approval must be obtained for any amendment for which approval is required in order to satisfy the applicable requirements of Section 16(b) of the Securities and Exchange Act of 1934, Section 162(m) of the Code, Section 422 of the Code or any regulation issued under any of such statutory provisions. The Company's obligation to deliver shares of Common Stock or make cash payments under the 1996 Plan is subject to applicable tax withholding requirements; in the discretion of the Committee, required tax withholding amounts may be paid by the grantee in cash or shares of Common Stock having a fair market value equal to the required tax withholding amount.

Certain Federal Income Tax Consequences

  The following brief description of certain federal income tax consequences is based upon present federal income tax laws and regulations and does not purport to be a complete description of the federal income tax consequences of the 1996 Plan.

  Incentive Stock Options. The grant of an incentive stock option under the 1996 Plan will not result in taxable income to the grantee or a tax deduction for the Company. If the grantee holds the shares purchased upon the exercise of an incentive stock option for at least one year after the purchase of the shares and until at least two years after the option was granted, then the grantee's sale of the shares will result in a long-term capital gain or loss, and the Company will not be entitled to any tax deduction. If the grantee sells or otherwise transfers the shares before such holding periods have elapsed, then the grantee generally will recognize ordinary income and the Company generally would be entitled to a tax deduction in an amount equal to the lesser of (i) the fair market value of the shares on the exercise date minus the option price or (ii) the amount realized upon the disposition minus the option price. Any gain in excess of such ordinary income portion would be taxable as long-term or short-term capital gain depending upon the grantee's holding period for the shares. The excess of the fair market value of the shares received on the option exercise date over the option price is an item of tax preference, potentially subject to the alternative minimum tax.

  Non-Qualified Stock Options. The grant of a non-qualified stock option under the 1996 Plan will not result in taxable income to the grantee or a tax deduction for the Company. Upon the exercise of a non-qualified stock option, the grantee will be taxed at ordinary income rates on the excess of the fair market value of the shares received over the option exercise price, and the Company generally will be entitled to a tax deduction in the same amount. The exercise price of the non-qualified stock option plus the amount included in the grantee's income as a result of the option exercise will be treated as the grantee's basis in the shares received, and any gain or loss on the subsequent sale of the shares will be treated as long-term or short-term capital gain or loss depending upon the grantee's holding period for the shares. The grantee's sale of shares acquired upon the exercise of a non-qualified stock option will have no tax consequences to the Company.

  Stock Appreciation Rights and Performance Unit Awards. The grant of an SAR or a performance unit award under the 1996 Plan will not result in taxable income to the grantee or a tax deduction for the Company. Upon the exercise of an SAR or the receipt of cash or shares of Common Stock upon the payment of a performance unit award, the grantee will recognize ordinary income and the Company generally will be entitled to a tax deduction in an amount equal to the fair market value of the shares plus any cash received.

  Restricted Stock Awards. The grant of a restricted stock award should not result in taxable income for the grantee or a tax deduction for the Company if the shares of Common Stock transferred to the grantee are subject to restrictions which create a substantial risk of forfeiture of the shares by the grantee if certain conditions prescribed at the time of the grant are not subsequently satisfied. However, the grantee may elect within 30 days after the acquisition of the shares to recognize ordinary income on the date of the acquisition in an amount equal to the excess (if any) of the fair market of the shares on the date of the grant, determined without regard to the restrictions imposed on such shares (other than restrictions which by their terms will never lapse), over the amount (if any) paid for the shares. If the grantee does not make the election referred to in the preceding sentence, then, when the restrictions imposed upon the shares lapse or otherwise terminate, the grantee of the shares will recognize ordinary income in an amount equal to the excess (if any) of the fair market value of the shares on the date of such lapse or other termination over the amount (if any) paid for the shares. If and when the grantee of a restricted stock award recognizes ordinary income with respect to the shares covered by such award, the Company generally will be entitled to a tax deduction in the same amount. The amount paid by the grantee for restricted shares plus any amount recognized by the grantee as ordinary income under the rules described above will be treated as the grantee's basis in the shares; when the grantee sells the shares covered by a restricted share award following the lapse or other termination of the restrictions, any gain or loss on such sale will be treated as long-term or short-term capital gain or loss depending upon the grantee's holding period. Any dividends paid to the grantee of restricted shares while the shares are still subject to the restrictions would be treated as compensation for federal income tax purposes.

  Stock Bonus Awards. When a stock bonus award is paid to a grantee by the delivery of shares of Common Stock, the grantee will recognize ordinary income and the Company generally will be entitled to a tax deduction in an amount equal to the fair market value of such shares at the time of such delivery. If, however, such shares are subject to any restrictions which create a substantial risk of forfeiture, then the tax rules described above with respect to restricted stock awards would be applicable.

Market Price

  The closing price of the Common Stock on the NASDAQ National Market on March 22, 1999, was $32.875 per share.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  The firm of Arthur Andersen LLP served as the Company's independent public accountants for the year ended December 31, 1998, and has been selected by the Board of Directors to serve in such capacity for the current fiscal year ending December 31, 1999.

  The Company expects that a representative of Arthur Andersen LLP will be present at the Annual Meeting, with the opportunity to make a statement if he or she desires to do so, and that such representative will be available to respond to appropriate questions.

                                 OTHER MATTERS

  Because no stockholder has given the Company timely written notice of business not discussed in this Proxy Statement which such stockholder intends to bring before the Annual Meeting, under the bylaws of the Company no stockholder may properly bring any other business before the Annual Meeting. As of the date of this Proxy Statement, the Company does not know of any matter that may come before the Annual Meeting other than the matters discussed in this Proxy Statement; however, if any other matter is properly presented at the Annual Meeting, the persons named in the accompanying proxy or their substitutes will have discretionary authority to vote on such matter in accordance with their judgment.

               DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

  Under the bylaws of the Company, a stockholder who wishes to bring any business before the 2000 annual meeting of stockholders of the Company must give advance written notice to the Company of such business and of any proposal which such stockholder wishes to have included in the Company's proxy statement and on the Company's proxy card for such annual meeting. The notice must be sent to the Secretary of the Company at the principal executive office of the Company, must be received by the Secretary of the Company not later than December 2, 1999, and must contain certain information required by the bylaws of the Company. Such advance notice requirement applies to all matters even if a stockholder does not seek to include in the Company's proxy statement a proposal with respect to a particular matter.

  The bylaws of the Company also provide that stockholder nominations of persons for election to the Board of Directors are subject to certain advance notice and informational requirements.

  Copies of the Company's bylaws are available to stockholders upon request made to the Secretary of the Company at the address set forth on page 1 of this Proxy Statement.

  The bylaw requirements referred to above do not supersede the conditions and requirements established by the Securities and Exchange Commission for stockholder proposals to be included in the Company's proxy materials for a meeting of stockholders, and in that regard stockholders also must comply with the applicable requirements of Rule 14a-8 under the Securities Exchange Act of 1934.

                                          By Order of the Board of Directors
                                          /s/ Joseph T. Ruble
                                          Secretary

March 24, 1999

  ALL STOCKHOLDERS ARE WELCOME TO ATTEND THE ANNUAL MEETING. REGARDLESS OF WHETHER YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING, AND THE COMPANY WILL APPRECIATE YOUR COOPERATION. STOCKHOLDERS OF RECORD WHO ATTEND THE ANNUAL MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                                   EXHIBIT A

  Section 4 of the CSG Systems International, Inc. 1996 Stock Incentive Plan is proposed to be amended so as to read as follows:

       "4. Common Stock Subject to the Plan. Subject to adjustment pursuant to Section 19, the maximum number of shares of Common Stock which may be issued under the Plan on and after May 20, 1999, is the sum of (a) the number of shares of Common Stock which were subject to outstanding Stock Options as of May 19, 1999, plus (b) the number of shares of Common Stock available for, but not yet subject to, the grant of an award or option under the Plan as of May 19, 1999, plus (c) 3,000,000 shares of Common Stock; and the Company shall reserve and keep available for issuance under the Plan such maximum number of shares, subject to adjustment pursuant to Section 19. Such shares may consist in whole or in part of authorized and unissued shares or treasury shares or any combination thereof. The aggregate number of shares of Common Stock subject to or issuable in payment of (i) Stock Options, (ii) Stock Appreciation Rights, (iii) Stock Bonus Awards, (iv) Restricted Stock Awards or (v) Performance Unit Awards granted under the Plan in any Plan Year to any individual may not exceed 480,000, subject to adjustment pursuant to Section 19. Except as otherwise provided in the Plan, any shares subject to an option or right which expires for any reason or terminates unexercised as to such shares shall again be available for the grant of awards or options under the Plan. If any shares of Common Stock have been pledged as collateral for indebtedness incurred by an optionee in connection with the exercise of a Stock Option and such shares are returned to the Company in satisfaction of such indebtedness, then such shares shall again be available for the grant of awards or options under the Plan."

PROXY                                                                      PROXY

                         CSG SYSTEMS INTERNATIONAL, INC.
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 20, 1999
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby constitutes and appoints Neal C. Hansen and John
P. Pogge, and each of them, as attorneys and proxies of the undersigned, with full power of substitution to each of them, to vote all shares of stock of CSG Systems International, Inc. (the "Corporation") standing in the name of the undersigned at the annual meeting of stockholders of the Corporation to be held at the office of the Corporation, 7887 E. Belleview Avenue, Suite 1000, Englewood, Colorado, at 8:30 a.m. (Mountain Time) on May 20, 1999, and at any adjournments thereof, on the matters set forth on the reverse side hereof and in their discretion on any other matters that properly may come before such meeting or any adjournments thereof.

         THIS PROXY, WHEN PROPERTY SIGNED, WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR THE OTHER MATTER SET FORTH ON THE REVERSE SIDE HEREOF.

         The undersigned hereby ratifies and confirms all that either of such attorneys and proxies, or their substitutes, may do or cause to be done by virtue hereof and acknowledges receipt of the Notice of Annual Meeting of Stockholders of the Corporation to be held on May 20, 1999, the Proxy Statement of the Corporation for such Annual Meeting, and the 1998 Annual Report of the Corporation.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                        (CONTINUED FROM THE REVERSE SIDE)


1.  Election of Directors.             Nominees:   Royce J. Holland
                                                   Bernard W. Reznicek

                                                       AUTHORITY
               FOR ALL                                  TO VOTE
               NOMINEES                                WITHHELD

                 [_]                                      [_]


[_]
    -----------------------------------------------
         For all nominees except as noted above


2. Approval of an amendment to the Corporation's 1996 Stock Incentive Plan which will increase by 3,000,000 the number of shares of the Common Stock available for issuance under such Plan.

       FOR                       AGAINST                   ABSTAIN

       [_]                         [_]                       [_]


     PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.


                                   NOTE: Please sign exactly as name appears at left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Corporations, partnerships and limited liability companies should sign in their names by an authorized officer, partner, member or manager.



Signature: ________________ Date: ______  Signature: _______________ Date: _____